                                                                 Exhibit 11.1

Neurogen Corporation
Computation of Net Loss Per Common Share
(in thousands, except Net Loss per Common Share amounts)

                                          Three Months      Three Months
                                             Ended              Ended
                                         March 31, 1995    March 31, 1994
                                          (Unaudited)        (Unaudited)
                                         --------------    --------------
Weighted average shares outstanding              10,084             8,970

Dilutive effect of:
Warrants (1)                                           -                 -
Stock options (1)                                      -                 -
                                        ----------------   ---------------

Common and common equivalent shares               10,084             8,970
                                        ================   ===============

Net loss                                $         (1,700)  $        (1,977)
                                        ================   ===============

Net loss per common share               $           (.17)  $          (.22)
                                        ================   ===============

(1) The Common Stock Equivalents have not been included as their inclusion would be antidilutive.